                                                                     EXHIBIT 7

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and actuarial experts" and "Financial statements of JHVLICO and the Account" in the Prospectus and to the inclusion of our reports dated February 11, 2000, with respect to the financial statements included in the Annual Report of John Hancock Variable Life Account U, and March 10, 2000 with respect to the financial statements included in the Annual Report of John Hancock Variable Life Insurance Company, included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-50312).

                                               /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

Boston, Massachusetts
February 12, 2001